EXHIBIT 99.1

Grove Inc. Board approves up to 1 Million Share Repurchase Authorization

HENDERSON, NV / October 19, 2021 / Grove, Inc. (NASDAQ:GRVI) ("Grove" or the "Company"),Grove Inc., a global innovator in hemp, health, and wellness, today announced that its Board of Directors authorized a share repurchase program for up to 1 million shares of its outstanding common stock.

“The repurchase authorization of up to 1 million shares of stock represents our commitment to increasing shareholder value and gives us flexibility to deploy some of our cash flow into our future,” said Allan Marshall, CEO of Grove Inc. “With a strong balance sheet, positive cash flow, and growing revenues, we believe it is appropriate to have the option to repurchase stock if it makes sense as the best investment at that time.”

Purchases under the share repurchase program may be made from time to time in the open market, through block trades, the Company's 10b5-1 plan or privately negotiated transactions in accordance with applicable laws, rules and regulations. The timing of stock repurchases and the number of shares of common stock to be repurchased will depend upon prevailing market conditions and other factors. The share repurchase program does not commit the company to repurchase shares of its common stock and it may be amended, suspended or discontinued at any time at Grove’s discretion.

About Grove, Inc.

Grove, Inc. is in the business of developing, producing, marketing and selling quality products and end consumer products containing the industrial hemp plant extract Cannabidiol (“CBD”), as well as diversified products in other verticals. The Company sells to numerous consumer markets including the botanical, beauty care, pet care and functional food sectors. It seeks to take advantage of an emerging worldwide trend to re-energize the production of industrial hemp and to foster its many uses for consumers.

Company Contact

Andrew Norstrud

Email: investorinfo@cbd.io

Phone: (702) 332-5591

Investor Relations Contact

TraDigital IR

John McNamara

Email: john@tradigitalir.com

Phone: (917) 658-2602

Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.